Exhibit 10.18

KASPER A.S.L., LTD.

11 WEST 42ND STREET, NEW YORK, NY, 10036

Lee S. Sporn
Senior Vice President, General Counsel &
Secretary
Direct Dial: 212.626.6121
Fax: 212.626.6354
E-fax: 208.723.5646
Internet: lsporn@kasperasl.com

Maxwell Shoe Company, Inc.
P.O. Box 37
101 Sprague Street
Readville, Massachusetts 02137-0037

Gentlemen:

This letter, when countersigned on behalf of your company and on behalf of B.D.S., Inc. (“BDS”), will constitute an amendment to the agreement between Anne Klein, a division of Kasper A.S.L., Ltd. (“Anne Klein”), BDS and Maxwell Shoe Company, Inc. (“Maxwell”) executed on November 1, 1999 with effect from July 19, 1999 (the “License Agreement”), as follows (all terms used but not defined herein having the respective meanings set forth in the License Agreement):

1.    Anne Klein represents and warrants that, by an agreement dated as of January 1, 2002 between BDS and Anne Klein, BDS has waived all rights under the License Agreement and, as a result, shall as of that date be deleted as a party thereto. Pursuant to paragraph 19.07 of the License Agreement, BDS hereby agrees to amend the License Agreement so that effective January 1, 2002 BDS shall have no rights or obligations whatsoever under the License Agreement. Maxwell hereby releases and discharges BDS and its affiliates from any and all claims it may have had or may have against BDS or its affiliates under the License Agreement. BDS hereby releases and discharges Maxwell and its affiliates from any and all claims it may have had or may have against Maxwell or its affiliates under the License Agreement.

2.    The definition of Licensed Marks is hereby modified so as to add the trademark “AK ANNE KLEIN”. Maxwell may continue to sell its remaining inventory of Licensed Articles bearing the trademarks “Anne Klein II” through June 30, 2003 in accordance with all the terms and conditions set forth in the License Agreement. Anne Klein shall have no obligation to approve any additional styles of Licensed Articles bearing the “Anne Klein II” trademark.

3.    Anne Klein and Maxwell further agree to amend the License Agreement so as to provide that, from and after January 1, 2003, (i) the Image Fund Payment set forth in Section 7.01(b)(ii) shall be reduced to one percent (1%) and (ii) the Sales Royalty set forth in paragraph 9.01 shall be increased to six percent (6%).

4.    This letter shall not become effective until and unless the United States Bankruptcy Court with jurisdiction of the Chapter 11 debtor case of Kasper A.S.L., Ltd. (“Kasper”) approves and enters an order pursuant to the Bankruptcy Code authorizing Kasper to assume the License Agreement, as amended hereby, and all obligations of Kasper and Anne Klein thereunder.

Maxwell Shoe Company, Inc.

3/19/02

Except as expressly set forth herein, the terms and conditions set forth in the License Agreement shall remain in full force and effect.

Sincerely,

Anne Klein, a division of Kasper A.S.L., Ltd.

By: /s/ John D. Idol
John D. Idol

ACCEPTED AND AGREED:

Maxwell Shoe Company Inc.

By: /s/ James J. Tinagero
        James J. Tinagero
        COO

B.D.S., Inc.

By: /s/ Daniel Schwartz
       Daniel Schwartz